     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         JOHN DEERE CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

                          DELAWARE                                                     36-2386361
              (State or other jurisdiction of                                       (I.R.S. Employer
               incorporation or organization)                                     Identification No.)

                              1 EAST FIRST STREET
                                   SUITE 600
                               RENO, NEVADA 89501
                                  775/786-5527
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               MICHAEL A. HARRING
                                DEERE & COMPANY
                              ONE JOHN DEERE PLACE
                          MOLINE, ILLINOIS 61265-8098
                                  309/765-5799
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                      JONATHAN JEWETT                                            HOWARD G. GODWIN, JR.
                       LISA L. JACOBS                                              EDWARD F. PETROSKY
                    Shearman & Sterling                                      Sidley Austin Brown & Wood LLP
                    599 Lexington Avenue                                         One World Trade Center
                  New York, New York 10022                                      New York, New York 10048

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                    AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING
            SECURITIES TO BE REGISTERED                   REGISTERED             UNIT(1)             PRICE(1)
Debt securities(2), warrants to purchase debt
  securities and preferred stock(3).................    $4,000,000,000            100%            $4,000,000,000

                                                           AMOUNT OF
               TITLE OF EACH CLASS OF                    REGISTRATION
            SECURITIES TO BE REGISTERED                       FEE
Debt securities(2), warrants to purchase debt
  securities and preferred stock(3).................       $368,000

(1) Estimated solely for the purpose of computing the registration fee.

(2) Or, in the event of the issuance of original issue discount debt securities, such higher principal amount as may be sold for an initial public offering price of up to $4,000,000,000.

(3) Such indeterminate number of shares of Preferred Stock as may, from time to time, be issued at indeterminate prices, including Preferred Stock issuable upon conversion into or exchange of other securities of the Company.

    Pursuant to rule 429 under the securities act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to $845,850,000 of securities previously registered under registration statement no. 333-62622 previously filed by the registrant on Form S-3 and declared effective on June 29, 2001. This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to registration statement no. 333-62622, and such post-effective amendment no. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with section 8(c) of the securities act of 1933.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 2002

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 2002)

                                   U.S. $  -
                         JOHN DEERE CAPITAL CORPORATION
                          MEDIUM-TERM NOTES, SERIES D
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                                 --------------

TERMS: We plan to offer and sell the Notes with various terms, including the following:

- Ranking as our senior or subordinated indebtedness

- Stated maturities of 9 months to 30 years from date of issue

- Redemption and/or repayment provisions, whether mandatory, at our option, at the option of the holders or none at all

- Payments in U.S. dollars or one or more foreign currencies

- Minimum denominations of $1,000 or other specified denominations for foreign currencies

- Book-entry (through The Depository Trust Company)

- Interest payments on fixed rate Notes on each May 15 and November 15

- Interest payments on floating rate Notes on a monthly, quarterly, seminannual or annual basis

- Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:
        - CD rate

        - CMT rate

        - Commercial paper rate

        - Eleventh district cost of funds rate

        - Federal funds rate

        - LIBOR

        - Prime rate

        - Treasury rate

        - Such other interest basis or interest rate formula as may be specified in the applicable pricing supplement

    We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

                                                   PER NOTE                        TOTAL(1)
                                           -------------------------   --------------------------------
Price to Public..........................             -%                              $-
Agents' Commissions and Discounts........          -% to -%                        $- to $-
Proceeds, before expenses, to the
  Issuer.................................          -% to -%                        $- to $-

------------------------
(1) Or the equivalent thereof in one or more foreign currencies.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the attached prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

    We may sell the Notes to the Agents as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on our behalf. We may also sell the Notes without the assistance of the Agents (whether acting as principal or as agent).

                              -------------------
BANC OF AMERICA SECURITIES LLC
       BANC ONE CAPITAL MARKETS, INC.
              BNP PARIBAS
                     CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                                    JPMORGAN
                                           MERRILL LYNCH & CO.
                                                  SALOMON SMITH BARNEY

                              -------------------

          The date of this prospectus supplement is            , 2002.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Risk Factors................................................     S-3
About this Prospectus Supplement and the Pricing
 Supplements................................................     S-5
Description of Notes........................................     S-6
Special Provisions Relating to Foreign Currency Notes.......    S-23
United States Federal Income Taxation.......................    S-26
Plan of Distribution........................................    S-36

                                   PROSPECTUS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................         2
John Deere Capital Corporation..............................         3
Use of Proceeds.............................................         4
Prospectus..................................................         4
Prospectus Supplement.......................................         4
Description of Debt Securities..............................         5
Description of Debt Warrants................................        20
Description of Preferred Stock..............................        22
Plan of Distribution........................................        25
Legal Opinions..............................................        26
Experts.....................................................        26

                            ------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus supplement or the attached prospectus. We have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since this date.

    References in this prospectus supplement to "JDCC", "we", "us" or "our" are to John Deere Capital Corporation.

                                  RISK FACTORS

    Your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a currency other than U.S. dollars or because the return on the Notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. Foreign currency Notes or currency indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Non-U.S. residents should consult their own legal and financial advisors with regard to these matters. You should also consider carefully, among other factors, the matters described below.

EXCHANGE RATES AND EXCHANGE CONTROLS MAY ADVERSELY AFFECT YOUR FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES

    If you invest in foreign currency Notes and currency indexed Notes, there will be significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar based indices. These risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and this volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency Notes or currency indexed Notes, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. The currency risks with respect to your foreign currency Notes or currency indexed Notes may be further described in the applicable pricing supplement.

    Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency Notes or currency indexed Notes for U.S. dollar based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the foreign currency Notes or currency indexed Notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments affecting the U.S. dollar or any applicable currency occur.

    The paying agent will make all calculations relating to your foreign currency Notes or currency indexed Notes. All of these determinations will, in the absence of clear error, be binding on holders of the Notes.

    Any pricing supplement relating to Notes with a specified currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

THERE MAY BE RISKS ASSOCIATED WITH FOREIGN CURRENCY JUDGMENTS

    The indentures referred to in the attached prospectus and the Notes will be, except to the extent described in a pricing supplement, governed by, and construed in accordance with, the laws of the State of New York. An action based upon an obligation payable in a currency other than U.S. dollars may be brought in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting a judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency Notes would bear the risk of exchange rate fluctuations between the time the amount of judgment is calculated and the time the specified currency was converted into U.S. dollars and paid to the holders.

    This prospectus supplement, the accompanying prospectus and the applicable pricing supplement do not describe all the risks of an investment in Notes denominated in currencies other than U.S. dollars. We believe that these risks are potentially too variable to ascertain and describe with any reasonable degree of certainty and that preparation of a list of every potential material risk incorporating every economic, financial, political and military circumstance, among other things, would be impractical. You should consult your own financial and legal advisors as to the risks entailed by an investment in Notes denominated in currencies other than U.S. dollars. These Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS MAY HAVE RISKS NOT ASSOCIATED WITH A CONVENTIONAL DEBT SECURITY

    If you invest in Notes indexed to one or more interest rate, currency or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the Notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

    The credit ratings on the Medium-Term Note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

    We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our Notes from time to time.

    This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

    Each time we issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the Notes being offered. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms for Notes means that there will be transactions, particularly with currency indexed Notes, that are quite complex. Often the terms of the Notes differ from the terms described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                              DESCRIPTION OF NOTES

    The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the indentures under which the Notes will be issued, which are exhibits to our shelf registration statement (File No. 333- - ). The following description of the Notes offered supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading "Description of Debt Securities" in the prospectus that is attached. The following descriptions will apply to each Note unless otherwise specified in the pricing supplement.

GENERAL

    The Notes will be offered on a continuous basis and may be issued as senior notes or subordinated notes. The total initial public offering price of the senior and subordinated notes that may be offered using this prospectus supplement, together with any related debt warrants, is $ - or its equivalent in one or more foreign currencies, but this limit will decrease if we sell other securities that are described in the attached prospectus.

    Senior notes are "senior securities", as described in the attached prospectus, and rank equally with all of our unsecured senior debt. Subordinated notes are "subordinated securities", as described in the attached prospectus, and are junior in right of payment to all of our Senior Indebtedness as defined in the prospectus under "Description of Debt Securities -- Subordinated Indenture Provisions -- Subordination". The senior and subordinated notes are our direct and unsecured obligations.

    The senior notes offered by this prospectus supplement will form a part of the Medium-Term Notes, Series D, Due from 9 Months to 30 Years from Date of Issue issued under the senior indenture referred to in the attached prospectus. At the date of this prospectus supplement, $ - million principal amount of Medium-Term Notes, Series D, were outstanding under the senior indenture.

    The subordinated notes offered by this prospectus supplement will form a part of the Medium-Term Notes, Series D, Due from 9 Months to 30 Years from Date of Issue issued under the subordinated indenture referred to in the attached prospectus. At the date of this prospectus supplement, no Medium-Term Notes, Series D, were outstanding under the subordinated indenture.

    The indentures do not limit the amount of Notes or other debt obligations that we may issue.

    The Notes are not subject to any sinking fund.

    The defeasance and covenant defeasance provisions of the indentures described under "Description of Debt Securities -- Defeasance" in the attached prospectus will apply to the Notes.

    Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in U.S. dollars and all payments on the Notes will be made in U.S. dollars. For further information regarding foreign currency Notes, see "Risk Factors" and "Special Provisions Relating to Foreign Currency Notes".

    Payment of the purchase price of the Notes must be made in immediately available funds.

    As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); and provided, further, that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

    "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

    "Principal Financial Center" means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term "Principal Financial Center" means the following cities in the case of the following currencies:

             CURRENCY                             PRINCIPAL FINANCIAL CENTER
             --------                             --------------------------
           U.S. dollars                              The City of New York

        Australian dollars                                  Sydney
                                    Melbourne (solely in the case of a specified currency)

         Canadian dollars                                  Toronto

       New Zealand dollars                          Auckland & Wellington
                                         (solely in the case of a specified currency)

        Portuguese escudos                                  Lisbon

        South African rand                               Johannesburg

           Swiss francs                                     Zurich

and with respect to euros, the "Principal Financial Center" means the principal financial center of the Participating State as is selected (in the case of a payment) by the payee or (in the case of a calculation) by the calculation agent.

    The authorized denominations of Notes denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency Notes will be set forth in the applicable pricing supplement.

BOOK-ENTRY DEBT SECURITIES

    The Notes will be issued in book-entry form only. This means that we will not issue actual Notes or certificates to each holder. Instead, we will issue a Global Security representing Notes with similar terms and the Global Security will be held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a

Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of Book-Entry Debt Securities, see "Description of Debt Securities -- Global Securities" in the attached prospectus.

    Payments of principal of, premium, if any, and interest on, Notes represented by a Global Security will be made in same-day funds to DTC in accordance with arrangements then in effect between the applicable Trustee and DTC.

INTEREST AND INTEREST RATES

    GENERAL

    Each Note will begin to accrue interest from the date it is originally issued. The related pricing supplement will specify each Note as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, the related pricing supplement also will describe the method for the calculation and payment of principal and interest. The pricing supplement for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

    A Note may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

    Interest rates offered with respect to Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

    FIXED RATE NOTES

    The pricing supplement for Fixed Rate Notes will describe a fixed interest rate payable semi-annually in arrears on each May 15 and November 15 (each, an "Interest Payment Date"). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the maturity date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.

    ORIGINAL ISSUE DISCOUNT NOTES

    We may issue original issue discount Notes (including zero coupon Notes) ("OID Notes"), which are Notes issued at a discount from the principal amount payable at the maturity date. There may not be any periodic interest payments on OID Notes. For these Notes, interest normally accrues during the life of the Note and is paid at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under "--Optional Redemption, Repayment and Repurchase". This amount normally is less than the amount payable at the maturity date.

    AMORTIZING NOTES

    We may issue amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each Note ("Amortizing Notes"). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related pricing supplement for an Amortizing Note will include a table setting forth repayment information.

    FLOATING RATE NOTES

    Each Floating Rate Note will have an interest rate basis or formula. That basis or formula may be based on:

    - the CD Rate;

    - the Commercial Paper Rate;

    - LIBOR;

    - the Federal Funds Rate;

    - the Prime Rate;

    - the Treasury Rate;

    - the CMT Rate;

    - the Eleventh District Cost of Funds Rate; or

    - another negotiated interest rate basis or formula.

    The pricing supplement will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

    We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the pricing supplement, the paying agent will be the calculation agent for each Note.

    Unless otherwise specified in a pricing supplement, the "Calculation Date", if applicable, relating to an Interest Determination Date will be the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the maturity date, as the case may be.

    Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

    CHANGE OF INTEREST RATE. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually, annually or on some other specified basis (each, an "Interest Reset Date"). The Interest Reset Date will be:

    - for Notes with interest that resets daily, each Business Day;

    - for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

    - for Treasury Rate Notes with interest that resets weekly, Tuesday of each week, except as described below under "Date Interest Rate is Determined";

    - for Notes with interest that resets monthly, the third Wednesday of each month;

    - for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

    - for Notes with interest that resets semi-annually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement; and

    - for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

    The related pricing supplement describes the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, in which case, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day. In addition, for Treasury Rate Notes, if an Interest Determination Date would otherwise fall on an Interest Reset Date, the particular Interest Reset Date will be postponed to the next succeeding Business Day.

    DATE INTEREST RATE IS DETERMINED. The Interest Determination Date for all CD, CMT and Commercial Paper Rate Notes is the second Business Day before the Interest Reset Date, except in the case of LIBOR Notes the Interest Determination Date will be the second London Business Day immediately preceding the applicable Interest Reset Date (except in the case of Sterling LIBOR Notes the Interest Determination Date will be the Interest Reset Date).

    The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

    The Interest Determination Date for Federal Funds and Prime Rate Notes will be the Business Day preceding the Interest Reset Date.

    The Interest Determination Date for an Eleventh District Cost of Funds Rate
Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the index.

    The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

    PAYMENT OF INTEREST. Interest is paid as follows:

    - for Notes with interest payable daily, weekly or monthly, on the third Wednesday of each month;

    - for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

    - for Notes with interest payable semi-annually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

    - for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement (each of the above, an "Interest Payment Date"); and

    - at maturity, redemption or repurchase.

    Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the maturity date, as the case may be.

    Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. If an Interest Payment Date (but not the maturity date) is not a Business Day (except for LIBOR Notes), payment will be postponed to the next Business Day. In the case of LIBOR Notes, the Interest Payment Date will be the preceding Business Day if the next Business Day is in the next calendar month. If the maturity date of any Floating Rate Note is not a Business Day, principal of, and premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the maturity date.

    Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

    CD RATE NOTES. The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading "CDs (secondary market)". The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulae will be calculated.

    The following procedures will be followed if the CD Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)".

    - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the pricing supplement. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

    "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

    COMMERCIAL PAPER RATE NOTES. The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper -- Nonfinancial".

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper -- Nonfinancial".

    - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                          D X 360
Money Market Yield     =             ----------------             X      100
                                       360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

    LIBOR NOTES. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

    - If "LIBOR Telerate" is specified in the pricing supplement, LIBOR will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement commencing on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

    - If "LIBOR Reuters" is specified in the pricing supplement, LIBOR will be the average of the offered rates calculated by the calculation agent, or the offered rate, if the Designated LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement commencing on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate.

On any Interest Determination Date on which fewer than two offered rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

    - LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major reference banks (which may include affiliates of the agent) in the London interbank market commencing on the applicable Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

    - If fewer than two quotations are provided as mentioned above, LIBOR will be the rate calculated by the calculation agent as the average of the rates quoted by three major banks, which may include affiliates of the agent, in the Principal Financial Center at approximately 11:00 A.M., in the Principal Financial Center, on that Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

    - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.

    "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

    "Designated LIBOR Page" means:

    - if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

    - if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method of calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service, "Telerate") on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

    FEDERAL FUNDS RATE NOTES. The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for United States dollar Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) ("Telerate Page 120").

    The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date for United States dollar federal funds, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)."

    - If that rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight United States dollar Federal funds arranged by three leading brokers of United States dollar Federal Funds transactions in New York City as of 9:00 A.M., New York City time which may include the agent or its affiliates, on that Interest Determination Date. The calculation agent will select the three brokers referred to above.

    - If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

    PRIME RATE NOTES. The "Prime Rate" for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation

Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in
H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

    The following procedures will be followed if the Prime Rate cannot be determined as described above:

    - If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US PRIME 1 Page" as that bank's prime rate or base lending rate in effect as of 11:00 A.M., New York City time for that Interest Determination Date.

    - If fewer than four rates appear on the Reuters screen US PRIME 1 Page on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks which may include the agent or its affiliates in the City of New York selected by the calculation agent.

    - If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE NOTES. The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57") by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date.

    The following procedures will be followed if the Treasury Rate cannot be determined as described above:

    - if the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the bond equivalent yield of the rate for the applicable treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

    - if such rate is not so published in the H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the bond equivalent yield of the auction rate of the applicable treasury bills announced by the United States Department of the Treasury, or

    - if the rate referred to above is not yet published or announced by the United States Department of the Treasury by 3:00 P.M., New York City time, or if the auction is not held, then the Treasury Rate will be the bond equivalent yield of the rate on the applicable Interest Determination Date of treasury bills having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

    - if such rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be the rate on the applicable Interest Determination Date of the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

    - if such rate is not so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, (which may include the agent or its affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

    - if fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate in effect on that Interest Determination Date.

"Bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                              D X N
Bond equivalent yield     =             ----------------             X      100
                                          360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    CMT RATE NOTES. The "CMT Rate" for any Interest Determination Date is:

(1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

    - the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Treasury Constant Maturities," as the yield is displayed on Telerate (or any successor service), on page 7051 (or any other page as may replace page 7051 on that service) ("Telerate Page 7051"), for the applicable Interest Determination Date, or

    - if the above rate does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the applicable Interest Determination Date as published in H.15(519) under the heading "Treasury Constant Maturities", or

    - if the above rate does not appear on Telerate Page 7051 or is not yet published in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

    - if that rate is not published, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, (which may include the agents or their affiliates) (each, a "reference dealer"), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

    - if fewer than five but more than two of the prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or,

    - if fewer than three prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in securities in the market at that time, or

    - if fewer than five but more than two prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

    - if fewer than three prices referred to above are provided as requested, the CMT Rate will then be the CMT Rate in effect on the applicable Interest Determination Date.

(2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

    - the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the heading "Treasury Constant Maturities," as the yield is displayed on Telerate or any successor service, on page 7052 (or any other page as may replace that specified page on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

    - if the above rate is not published on Telerate Page 7052, then the CMT Rate will be the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities", or

    - if the above rate is not published on Telerate Page 7052 or is not yet published or in H.15(519), for the one-week or one-month, as specified in the applicable pricing supplement, then the CMT Rate will be the average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

    - if the Federal Reserve Bank of New York does not publish the rate referred to above, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

    - if fewer than five but more than two of the prices referred to above are provided as requested, on the Interest Determination Date then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

    - if fewer than three prices referred to above are provided as requested, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at the time, or

    - if fewer than five but more than two prices referred to above are provided as requested, on the Interest Determination Date then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

    - if fewer than three prices referred to above are provided as requested, the CMT Rate will be the CMT Rate in effect on the applicable interest determination date.

    If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the Index Maturity specified in the applicable pricing supplement the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

    ELEVENTH DISTRICT COST OF FUNDS RATE NOTES. The "Eleventh District Cost of Funds Rate" for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on the Telerate Page 7058 (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption "11th District".

    The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

    - If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

    - If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

INDEXED NOTES

    We may issue Notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of Notes, which we call "Indexed Notes", are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese Yen, or the price of a barrel of West Texas intermediate crude oil.

    If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the pricing supplement, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

RENEWABLE NOTES

    We may issue Renewable Notes ("Renewable Notes") which are notes that will automatically renew at their maturity date unless the holder of the Renewable Note elects to

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terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

    The holder of the Renewable Note must give notice of termination at least 15 but not more than 30 days prior to the Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable
Note is not revocable and will be binding on the holder of the Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

    If a note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

EXTENDIBLE NOTES

    We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole year periods (each, an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement (but not to exceed 30 years from the date of issue).

    We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an "Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Note will be extended automatically as set forth in the Extension Notice.

    However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

    If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

        (1) the note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

        (2) a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; PROVIDED, HOWEVER, that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

    If a Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

WARRANTS AND UNITS

    We may issue Notes paired with Warrants. A description of the Warrants to be issued with Notes will be included in the related pricing supplement.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

    The pricing supplement for a Note will indicate whether we will have the option to redeem the Note before the stated maturity and the price and date or dates on which redemption may occur. If we are allowed to redeem a Note, we may exercise the option by notifying the Trustee and the paying agent at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If a Note is only redeemed in part, we will issue a new Note or Notes for the unredeemed portion.

    The pricing supplement relating to a Note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

    For a Note to be repaid at your election, the paying agent must receive at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the Note and the form entitled "Option to Elect Repayment" will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be cancelled, and we will issue a new Note or Notes for the remaining amount.

    DTC or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold your interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

    Regardless of anything in this prospectus supplement to the contrary, if a
Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

    We may at any time purchase Notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any Notes that we purchase.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise indicated in the applicable pricing supplement, the Notes will be denominated in U.S. dollars, payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars and payment of the purchase price of the Notes must be made in immediately available funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency or currency unit other than U.S. dollars (a "specified currency"), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

    A pricing supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCIES

    We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless otherwise indicated in the applicable pricing supplement, purchasers are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the agent who presents such offer to purchase Foreign Currency Notes to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the agents on such terms and subject to such conditions, limitations and charges as the agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

    Information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable pricing supplement and, in the case of a composite currency, a description thereof and a description of provisions for payment in the event the composite currency is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

    The principal of and interest on Foreign Currency Notes is payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a holder of Foreign Currency Notes will be paid in U.S. dollars converted from the specified currency unless the holder elects to be paid in the specified currency, or as otherwise specified in the applicable pricing supplement.

    Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by an agent for us specified in the applicable pricing supplement (the "Exchange Rate Agent") at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

    Unless otherwise indicated in the applicable pricing supplement, a holder of Foreign Currency Notes may elect to receive payment of the principal of, and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the regular record date or at least fifteen calendar days prior to maturity, as the case may be. This request may be in writing (mailed or hand delivered) or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the Trustee, but written notice of any revocation must be received by the Trustee on or prior to the regular record date or at least fifteen calendar days prior to maturity, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact their brokers or nominees to determine whether and how an election to receive payments in the specified currency may be made.

    Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify its participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the maturity, as the case may be, of such beneficial owner's election. The participant must notify the depositary of such election on or prior to the third business day after such record date or at least 12 calendar days prior to maturity, as the case may be, and the depositary will notify the Trustee of such election on or prior to the fifth business day after such record date or at least ten calendar days prior to the maturity, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depositary, and by the depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See "Description of Debt Securities -- Global Securities" in the attached prospectus.

    Principal and interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of Notes--General". Interest on Foreign Currency Notes paid in the specified currency will be paid by check mailed on the relevant interest payment date to the persons entitled thereto to the address of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account of immediately available funds to an account with a bank designated at least 15 calendar days prior to maturity by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

PAYMENT CURRENCY

    If a specified currency is not available for the payment of principal or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable pricing supplement. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the Notes.

    All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

    AS INDICATED ABOVE, AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

                     UNITED STATES FEDERAL INCOME TAXATION

    In the opinion of Shearman & Sterling, our special United States federal income tax counsel, the following summary accurately describes the material United States federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the United States federal income tax consequences that may be applicable to a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the United States federal income tax law, such as financial institutions, individual retirement and other tax-deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments or United States persons (as defined below) whose functional currency is other than the U.S. dollar. It also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset.

    The United States federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The United States federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Notes that combine fixed and floating rate terms, Indexed Notes, Renewable Notes, Extendible Notes and exchangeable or convertible Debt Securities and Notes with Warrants will be set out in the applicable pricing supplement. Persons considering the purchase of Notes and making any election under the Code or the Treasury Regulations with respect to such Notes should consult their own tax advisors concerning the application of the United States federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, subject to the limitations stated below.

    "Single Foreign Currency Note" shall mean a Note on which all payments that a holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency. "Foreign Currency" shall mean a currency or currency unit, other than a hyperinflationary currency or the U.S. dollar.

UNITED STATES PERSONS

    For purposes of the following discussion, "United States person" means an individual who is a citizen or resident of the United States, an estate subject to United States federal income taxation without regard to the source of its income, a corporation or partnership (or other business entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, or a trust if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. The following discussion pertains only to a holder of a Note who is a beneficial owner of such Note and who is a United States person.

    PAYMENTS OF INTEREST ON NOTES THAT ARE NOT DISCOUNT NOTES

    Except as discussed below under "Discount Notes" and "Short-Term Notes", payments of interest on a Note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting. If the payment is denominated in or determined with reference to a single Foreign Currency, the amount required to be included in income by a cash basis holder will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

    Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Single Foreign Currency Note who uses the accrual method of accounting or is otherwise required to accrue interest income prior to receipt will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment, such holder will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service (the "Service").

    A holder may elect (a "Spot Rate Convention Election") to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, an electing holder may instead translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the Service.

    For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Service has the authority to determine the spot rate.

    PURCHASE, SALE, EXCHANGE OR RETIREMENT OF NOTES

    A holder's tax basis in a Note generally will be the U.S. dollar cost of the Note to such holder (as defined below), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder's gross income (as described below), and reduced by any amortized premium (as described below) taken into account by the holder and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below) received by the holder. The U.S. dollar cost of a Note purchased with a Foreign Currency generally will be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis holder (or an accrual basis holder that so elects), on the settlement date for the purchase.

    Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value at the spot rate on the date of the sale, exchange or retirement of the amount realized in Foreign Currency), except to the extent such amount is attributable to accrued interest, and the holder's tax basis in the Note. Except with respect to (i) gains or losses attributable to changes in exchange rates (as described in the next paragraph), (ii) gain attributable to market discount (as described below) and
(iii) gain on the disposition of a Short-Term Note (as described below), gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

    Gain or loss recognized by a holder on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Service. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

    EXCHANGE OF FOREIGN CURRENCY

    A holder's tax basis in Foreign Currency purchased by the holder generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. A holder's tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between (i) the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property received by the holder in the sale, exchange or other disposition, and (ii) the holder's tax basis in the Foreign Currency.

    Accordingly, a holder that purchases a Note with Foreign Currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Service.

    DISCOUNT NOTES

    The following summary is a general description of United States federal income tax consequences to holders of Notes issued with original issue discount ("Discount Notes") for United States federal income tax purposes and is based on the provisions of the Code as in effect on the date hereof and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

    For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a DE MINIMIS amount (generally 1/4 of 1% of the Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a Discount
Note is the sum of all payments provided by the Discount Note other than payments of "qualified stated interest". Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of a Discount Note will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of such holder's method of accounting for tax purposes. Special rules for Variable Rate Notes (as defined below under "Variable Rate Notes") are described below under "Variable Rate Notes".

    The amount of original issue discount includible in taxable income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess (if any) of (a) the product of a Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over (b) the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable to all prior accrual periods, reduced by any prior payments on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a Discount Note generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

    Original issue discount on a Discount Note that is also a Single Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "Payments of Interest on Notes that are not Discount Notes". Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of a Discount Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder's basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

    If a holder's tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

    If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the "bond premium" rules discussed below. See "Amortizable Bond Premium". If a holder has a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See "Market Discount".

    Under the OID Regulations, a holder of a Note may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes issued with amortizable bond premium or market discount. Once made with respect to a Note, the election cannot be revoked without the consent of the Service. A holder considering an election under these rules should consult a tax advisor.

    MARKET DISCOUNT

    If a holder purchases a Note (other than a Discount Note or a Short-Term
Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction.

    Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply. Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Service.

    With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

    AMORTIZABLE BOND PREMIUM

    Generally, if a holder's tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize as an offset to interest income on the Note under the constant interest rate method over the period from his acquisition date to the Note's maturity date. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the Service. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special amortization rules apply with respect to Single Foreign Currency Notes.

    VARIABLE RATE NOTES

    A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

    A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

    A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either
(a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percent of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

    An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

    If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

    In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

    If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by
(i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note),
(ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

    If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

    SHORT-TERM NOTES

    In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required and does not elect to accrue original issue discount or acquisition discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

    In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

    A holder which is not required to, and which does not elect to, accrue original issue discount, or acquisition discount, will determine exchange gain or loss with respect to accrued original issue (or acquisition) discount on a sale, exchange, retirement or on maturity of a Short-Term Note in the same manner that a cash basis holder would account for interest income on a Single Foreign Currency Note.

    The market discount rules will not apply to a Short-Term Note having market discount.

    NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION

    In general, the following rules apply if a Note provides for an alternative payment schedule applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and one of such payment schedules is more likely than not to occur or the Note provides us or the holder with an unconditional option or options exercisable on one or more dates during the term of the Note. If based on all the facts and circumstances as of the issue date a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the Note are computed based on this payment schedule.

    Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if we have or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Notes under an alternative payment schedule or schedules, then
(i) in the case of an option or options exercisable by us, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount at maturity.

    If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of original issue discount, the Note is treated as retired and then reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

NON-UNITED STATES PERSONS

    Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest (including original issue discount) by us or our agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a United States person will not be subject to United States federal withholding tax provided, generally, in the case of premium, if any, and interest (including original issue discount) that (i) such holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote, (ii) such holder is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership or a bank receiving interest described in Code
Section 881(c)(3)(A) and (iii) either (A) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner and delivers to us or our agent a copy of the certification described in clause (A). In the case of Notes held by a foreign partnership or foreign trust, the certification described in clause (iii)(A) above must be provided by the partners or beneficiaries, as the case may be, rather than by the foreign partnership or foreign trust.

    If a holder of a Note who is not a United States person cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax unless another exemption applies and such holder complies with any Internal Revenue Service certification requirements. Any prospective investor who could not satisfy the portfolio interest requirements described above should consult with its tax advisor prior to making an investment in the Notes.

    If a holder of a Note who is not a United States person is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI), will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

    Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a United States person will not be subject to United States federal income or withholding taxes unless
(i) such gain is effectively connected with a United States trade or business of the holder, or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

    Notes held by an individual who at the time of death is neither a citizen nor a resident of the United States for United States tax purposes will not be subject to United States federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The "backup" withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 30% (subject to periodic reductions through 2006) of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

    Backup withholding and information reporting generally will not apply to payments made by us or our agent (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Persons" or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

    If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a person who is not a United States person, the payments may be subject to information reporting and backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability provided that the required information is furnished to the Service.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    We are offering the Notes on a continuous basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc.,
J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. (the "Agents"). The Agents have agreed to use their reasonable best efforts to solicit orders to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing
supplement. We will pay an Agent a commission ranging from   -  % to   -  % of
the principal amount of Notes with a stated maturity of 9 months to 30 years. The exact commission paid will be determined by the stated maturity of the Notes sold. The following table describes the potential proceeds we will receive but does not include expenses payable by us which we estimate to be $ - .

                                               PER NOTE                        TOTAL(1)
                                       -------------------------   --------------------------------
Price to Public......................            100%                             $-
Agents' Commissions and Discounts....          -% to -%                        $- to $-
Proceeds, before expenses, to the
  Issuer.............................          -% to -%                        $- to $-

------------------------

(1) Or the equivalent thereof in one or more foreign currencies.

    We may arrange for Notes to be sold through any Agent or we may sell Notes directly to investors. If we sell Notes directly to investors, no commission or discount will be paid. We also may sell Notes to any Agent as principal for the Agent's account at a price agreed upon at the time of sale. These Notes may be resold by the Agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by the Agent. Unless otherwise specified in the pricing supplement, any Note sold to an Agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a Note of identical maturity.

    We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may accept orders or reject proposed purchases in whole or in part. The Agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part.

    Agents may sell Notes purchased from us as principal to other dealers for resale, to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to these dealers. An Agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of the Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the discount may be changed.

    The Notes will not have an established trading market when issued. Also, the Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that there will be liquidity in the secondary market if one develops.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with this indemnification.

    Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the specified currency in the City of New York on the date of settlement. See "Description of the Notes--General".

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, the applicable Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent or Agents creates or create, as the case may be, a short position in Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these types of purchases.

    Neither we nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the Notes. In addition, neither we nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In addition to the offerings of Notes described herein, debt securities having terms substantially similar to the terms of the Notes offered hereby (but constituting a separate series of debt securities for purposes of the applicable indenture) may be offered outside the United States by us on a continuing basis, concurrently with the offering of the Notes hereby. We may also sell Notes, other debt securities or other securities pursuant to another prospectus supplement to the attached prospectus. These sales will reduce the total initial public offering price of Notes that may be offered by this prospectus supplement and the attached prospectus.

    In the ordinary course of their respective businesses, the Agents and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions.
Antonio Madero B., a director of Deere & Company, is a member of the International Advisory Council of J. P. Morgan Chase & Co., the parent of
J. P. Morgan Securities Inc. and JPMorgan Chase Bank, the senior trustee.
Thomas H. Patrick, a director of Deere & Company, is an Executive Vice President and the Chief Financial Officer of Merrill Lynch & Co., Inc., which is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION,

                              DATED APRIL 23, 2002

JOHN DEERE CAPITAL CORPORATION
-------------------------------

By this prospectus, we offer up to
$4,845,850,000 of--

DEBT SECURITIES
WARRANTS TO PURCHASE DEBT SECURITIES
PREFERRED STOCK

                       ---------------------------------

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                ------------------------------------------------

                            [JOHN DEERE CREDIT LOGO]

                  The date of this prospectus is          , 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

    John Deere Capital Corporation ("we" or "JDCC") files annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Some of our debt securities are listed on the New York Stock Exchange and information about us also is available at this location.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this registration statement and prior to its effectiveness and (ii) until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

    - Annual Report on Form 10-K for the year ended October 31, 2001.

    - Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.

    - Current Reports on Form 8-K dated November 20, 2001 and February 12, 2002.

    You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

    John Deere Capital Corporation
    1 East First Street, Suite 600
    Reno, Nevada 89501
    Attn: Manager
    (775) 786-5527

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its respective date.

                         JOHN DEERE CAPITAL CORPORATION

    We and our subsidiaries are principally engaged in providing and administering financing for retail purchases of new and used equipment manufactured by Deere & Company's agricultural equipment, commercial and consumer equipment, and construction and forestry divisions. We purchase retail installment sales and loan contracts (retail notes) from Deere & Company and its wholly-owned subsidiaries (collectively called John Deere). John Deere acquires these retail notes through John Deere retail dealers. We also purchase and finance certain agricultural, commercial and consumer, and construction and forestry retail notes unrelated to John Deere. In addition, we lease equipment to retail customers. We also finance and service revolving charge accounts and operating loans acquired from and offered through merchants or farm input providers in the agricultural, construction and forestry, and commercial and consumer markets as well as insured international export financing products. We also finance John Deere engines and John Deere agricultural, John Deere commercial and consumer, and John Deere construction and forestry equipment owned by dealers of those products. In addition, we purchase certain wholesale receivables from John Deere and administer those receivables.

    JDCC was incorporated under the laws of Delaware and commenced operations in 1958. At January 1, 2002, we had 1,413 full-time and part-time employees.

BUSINESS OF JOHN DEERE

    John Deere's operations are categorized into four major business segments:

    The AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; combine, cotton, and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated agricultural management systems technology.

    The COMMERCIAL AND CONSUMER EQUIPMENT segment manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; utility vehicles; landscape and irrigation equipment; and other outdoor power products.

    The CONSTRUCTION AND FORESTRY segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; motor graders; articulated dump trucks; forklifts; landscape loaders; skid-steer loaders; and log skidders, feller bunchers, loaders, forwarders, harvesters and related attachments.

    The equipment segments and the special technologies operations market their products and services primarily through independent retail dealer networks and major retail outlets.

    The CREDIT OPERATIONS segment includes the operations of JDCC, John Deere Credit Company, John Deere Credit Inc. (Canada), Banco John Deere, S.A. (Brazil) and John Deere Credit Oy (Finland), and primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction and forestry equipment. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans and finances retail revolving charge accounts.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets. The net proceeds may be applied initially to the reduction of short-term indebtedness.

                                   PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $4,845,850,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

    - unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities");

    - warrants to purchase debt securities ("debt warrants"); or

    - shares of our preferred stock ("preferred stock").

The terms of the securities will be determined at the time of offering.

    We will refer to the debt securities, debt warrants and preferred stock, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement as the "offered securities". The offered securities, together with any debt securities and preferred stock issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities".

                             PROSPECTUS SUPPLEMENT

    This prospectus provides you with a general description of the debt securities, warrants to purchase debt securities and preferred stock we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

    The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

    For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Furthermore, since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under "Events of Default--Remedies if an Event of Default Occurs". Second, the trustee performs certain administrative duties for us.

    Senior securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "senior indenture"), between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), trustee (the "senior trustee"), and subordinated securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "subordinated indenture"), between us and Bank One Trust Company, National Association (as successor in interest to The First National Bank of Chicago), trustee (the "subordinated trustee").

    The term "trustee" refers to the senior trustee or the subordinated trustee, as appropriate. We will refer to the senior indenture and the subordinated indenture together as the "indentures" and each as an "indenture". The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

    Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that governs your debt securities because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures.

GENERAL

    The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under "Subordinated Indenture Provisions--Subordination".

    Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities ("underlying debt securities"), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

    You should read the prospectus supplement for the material terms of the offered debt securities and any underlying debt securities, including the following:

       - The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

       - The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

       - If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

       - The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

       - The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

       - Any optional redemption provisions.

       - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

       - The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and VICE VERSA (if permitted by applicable laws and regulations).

       - If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

       - Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

       - The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

       - If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

       - The applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

       - Whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

       - Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

       - Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

       - Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

       - Any other material terms of the debt securities.

    For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

    Neither indenture limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". Each indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See "Resignation of Trustee" below. At a time when two or more trustees are acting under either indenture, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under either indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under either indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

    The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

    We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

CONVERSION AND EXCHANGE

    If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

ISSUANCE OF SECURITIES IN REGISTERED FORM

    We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

    We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

    BOOK-ENTRY HOLDERS. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

    Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

    As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

    STREET NAME HOLDERS. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

    For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

    LEGAL HOLDERS. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

    When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

    SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

    - how it handles securities payments and notices,

    - whether it imposes fees or charges,

    - how it would handle a request for the holders' consent, if ever required,

    - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

    - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

    - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    WHAT IS A GLOBAL SECURITY? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

    SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

    If debt securities are issued only in the form of a global security, an investor should be aware of the following:

    - An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

    - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Issuance of Securities in Registered Form" above.

    - An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

    - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

    - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

    - If we redeem less than all the debt securities of a particular series being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

    - An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC's records, to the applicable trustee.

    - DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

    - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

    SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

    The special situations for termination of a global security are as follows:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

    - if we notify the trustee that we wish to terminate that global security, or

    - if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default".

    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

PAYMENT AND PAYING AGENTS

    We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

    PAYMENTS ON GLOBAL SECURITIES. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right

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to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

    PAYMENTS ON CERTIFICATED SECURITIES. We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security.

    Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    PAYMENT WHEN OFFICES ARE CLOSED. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indentures as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or either indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

EVENTS OF DEFAULT

    You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the debt securities of your series means any of the following:

    - We do not pay the principal of, or any premium on, a debt security of the series on its due date.

    - We do not pay interest on a debt security of the series within 30 days of its due date.

    - We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

    - We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

    - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

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    - Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

    Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - You must give your trustee written notice that an Event of Default has occurred and remains uncured.

    - The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

    - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

    - The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

    Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than

    - the payment of principal, any premium or interest or

    - in respect of a covenant that cannot be modified or amended without the consent of each holder.

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    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS
FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

    Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MERGER OR CONSOLIDATION

    Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

    - Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

    - The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under "What Is an Event of Default?" above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

    - Under the senior indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our Subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the senior indenture (see "Senior Indenture Provisions--Limitation on Liens" below) without equally and ratably securing the senior indenture securities or (ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

    - We must deliver certain certificates and documents to the trustee.

    - We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

MODIFICATION OR WAIVER

    There are three types of changes we can make to either indenture and the debt securities issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

    - change the stated maturity of the principal of or interest on a debt security;

    - reduce any amounts due on a debt security;

    - reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

    - adversely affect any right of repayment at the holder's option;

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    - change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

    - impair your right to sue for payment;

    - adversely affect any right to convert or exchange a debt security in accordance with its terms;

    - modify the subordination provisions in the subordinated indenture in a manner that is adverse to holders of the subordinated securities;

    - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

    - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

    - modify any other aspect of the provisions of either indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

    - change any obligation we have to pay additional amounts.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under either indenture after the change takes effect.

    CHANGES REQUIRING MAJORITY APPROVAL. Any other change to either indenture and the debt securities would require the following approval:

    - If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

    - If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

    The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "--Changes Requiring Your Approval".

    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

    - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

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    - For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

    - For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

    Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance--Full Defeasance".

    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

DEFEASANCE

    The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

    COVENANT DEFEASANCE. Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordinated Indenture Provisions--Subordination" below. In order to achieve covenant defeasance, we must do the following:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

    - We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended.

    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy)

                                       16
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and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

    FULL DEFEASANCE. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

    - We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended.

    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under "Subordinated Indenture Provisions-- Subordination".

FORM, EXCHANGE AND TRANSFER OF CERTIFICATED REGISTERED SECURITIES

    If registered debt securities cease to be issued in book-entry form, they will be issued:

    - only in fully registered certificated form,

    - without interest coupons, and

    - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

    Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

    Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

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    Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

    If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

RESIGNATION OF TRUSTEE

    Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

SENIOR INDENTURE PROVISIONS--LIMITATION ON LIENS

    We covenant in the senior indenture that neither we nor any of our subsidiaries will pledge or subject to any lien any of our or their property or assets unless the indenture securities issued under that indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant liens created to secure obligations for the purchase price of physical property, liens of a Subsidiary securing indebtedness owed to us, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000.

SUBORDINATED INDENTURE PROVISIONS--SUBORDINATION

    Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of

                                       18
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the principal (and premium, if any), sinking fund and interest on Senior
Indebtedness has been made or duly provided for in money or money's worth.

    In the event that, notwithstanding the foregoing, any payment by us is received by the subordinated trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities.

    By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of the subordinated securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

    Senior Indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on:

    - our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than the indenture securities issued under the subordinated indenture and our 8 5/8% Subordinated Debentures due 2019), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated securities, and

    - renewals, extensions, modifications and refundings of any of this indebtedness.

    If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

THE TRUSTEES UNDER THE INDENTURES

    JPMorgan Chase Bank and Bank One N.A., an affiliate of Bank One Trust Company, National Association, are two of a number of banks with which we and Deere & Company maintain ordinary banking relationships and from which we and Deere & Company have obtained credit facilities and lines of credit. JPMorgan Chase Bank also serves as trustee under other indentures under which we or Deere & Company are the obligor. Antonio Madero B., a director of Deere & Company, is a member of the International Advisory Council of J.P. Morgan Chase & Co., the parent of JPMorgan Chase Bank.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

    Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

                                       19
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                          DESCRIPTION OF DEBT WARRANTS

    We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us ("offered debt warrants"). We will issue the debt warrants under warrant agreements (each a "debt warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "debt warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the debt warrants and the debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We have filed the form of debt warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the debt warrant agreement.

GENERAL

    You should read the prospectus supplement for the material terms of the offered debt warrants, including the following:

    - The title and aggregate number of the debt warrants.

    - The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

    - The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

    - The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

    - Any optional redemption terms.

    - Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

    - Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

    - The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

    - Any other material terms of the debt warrants.

    The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

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EXERCISE OF DEBT WARRANTS

    Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

    Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates. Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

    If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

MODIFICATIONS

    There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date;

    - reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

    - otherwise materially and adversely affect the rights of the holders of the debt warrants.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

    CHANGES REQUIRING A MAJORITY VOTE. Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

    Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

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                         DESCRIPTION OF PREFERRED STOCK

    Under our certificate of incorporation (the "certificate of incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

    Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

    The specific material terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

    You should read the prospectus supplement for the material terms of the preferred stock offered thereby, including the following:

    - The title and stated value of the preferred stock.

    - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

    - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

    - The date from which dividends on the preferred stock will accumulate, if applicable.

    - The liquidation rights of the preferred stock.

    - The procedures for any auction and remarketing, if any, of the preferred stock.

    - The sinking fund provisions, if applicable, for the preferred stock.

    - The redemption provisions, if applicable, for the preferred stock.

    - Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

    - Whether the preferred stock will have voting rights and the terms thereof, if any.

    - Whether the preferred stock will be listed on any securities exchange.

    - Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

    - Any other specific material terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

    Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

    If applicable, the prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the offering.

DIVIDENDS

    Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

    We may not:

    - declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock ("junior stock")) or make any other distributions on junior stock, or

    - purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

    Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

    - there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

    - to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

CONVERSION AND EXCHANGE

    If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement.

LIQUIDATION RIGHTS

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of the preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

REDEMPTION

    If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

    If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with or junior to the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

    - to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

    - we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

VOTING RIGHTS

    Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term "applicable preferred stock" means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

    If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock, voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are non-cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

    - for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

    - to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

    In addition, the affirmative vote of the holders of a majority of all the then outstanding shares of our preferred stock will be required to increase the authorized amount of our preferred stock.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities:

    - through agents;

    - to or through underwriters; or

    - directly to other purchasers.

    Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

    We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

    In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

    We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act, or contribute to payments they may be required to make in respect of such liabilities.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

    If so indicated in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

                                 LEGAL OPINIONS

    The validity of the securities will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [JOHN DEERE CREDIT LOGO]

                                   U.S. $  -

                               JOHN DEERE CAPITAL
                                  CORPORATION

                          MEDIUM-TERM NOTES, SERIES D
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                         -----------------------------

                         BANC OF AMERICA SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                                  BNP PARIBAS
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                                    JPMORGAN
                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY

                                           , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee........................................  $  368,000
Printing and engraving......................................     200,000
Legal fees and expenses.....................................     275,000
Accounting fees.............................................      85,000
Trustees fees...............................................      45,000
Blue sky fees and expenses..................................      17,000
Rating agency fees..........................................     540,000
Miscellaneous...............................................      70,000
                                                              ----------
    Total...................................................  $1,600,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware authorizes registrant to indemnify its directors and officers under specified circumstances. Article twelfth of the Certificate of Incorporation of registrant provides in effect that registrant shall provide certain indemnification of its directors and officers.

    Section 145 of the General Corporation Law of Delaware also authorizes Deere & Company to indemnify persons who serve as directors or officers of registrant at the request of Deere & Company under specified circumstances.
Article seventh of the restated Certificate of Incorporation of Deere & Company provides in effect that Deere & Company shall provide certain indemnification to such persons under certain circumstances.

    The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    Section 6 of the underwriting agreement basic provisions filed as a part of exhibits 1.1 and 1.2 to this registration statement provides for indemnification of directors, officers who sign the registration statement and controlling persons of the registrant by the underwriters, and for indemnification of each underwriter and its controlling persons by the registrant, against certain liabilities. Similar provisions are contained in agreements entered into between the registrant and groups of underwriters on past occasions.

ITEM 16. LIST OF EXHIBITS.

    The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on form S-3, form S-8 or form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on April 23, 2002.

                                                       JOHN DEERE CAPITAL CORPORATION

                                                       By:              /s/ R. W. LANE
                                                            --------------------------------------
                                                                        Robert W. Lane
                                                             CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    EACH PERSON SIGNING BELOW ALSO HEREBY APPOINTS ROBERT W. LANE, MICHAEL P. ORR AND NATHAN J. JONES, AND EACH OF THEM SINGLY, HIS OR HER LAWFUL ATTORNEY-IN-FACT WITH FULL POWER TO EXECUTE AND FILE ANY AMENDMENTS TO THE REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS, AS SUCH ATTORNEY-IN-FACT MAY DEEM APPROPRIATE TO ENABLE JOHN DEERE CAPITAL CORPORATION TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933 AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

                   SIGNATURE                                 TITLE                    DATE
                   ---------                                 -----                    ----
              /s/ CHARLES G. DAHL
     --------------------------------------       Controller                     April 23, 2002
                Charles G. Dahl

               /s/ JAMES W. EILER
     --------------------------------------       Director                       April 23, 2002
                 James W. Eiler

              /s/ DAVID C. EVERITT
     --------------------------------------       Director                       April 23, 2002
                David C. Everitt

              /s/ JAMES A. ISRAEL
     --------------------------------------       Director                       April 23, 2002
                James A. Israel

               /s/ J. J. JENKINS
     --------------------------------------       Director                       April 23, 2002
                John J. Jenkins

              /s/ NATHAN J. JONES                 Director, Senior Vice
     --------------------------------------       President and Principal        April 23, 2002
                Nathan J. Jones                   Financial Officer

                   SIGNATURE                                 TITLE                    DATE
                   ---------                                 -----                    ----
                                                  Director, Chairman and
                 /s/ R. W. LANE                   Chief Executive Officer
     --------------------------------------       (Principal Executive           April 23, 2002
                 Robert W. Lane                   Officer)

              /s/ PIERRE E. LEROY
     --------------------------------------       Director                       April 23, 2002
                Pierre E. Leroy

               /s/ H. J. MARKLEY
     --------------------------------------       Director                       April 23, 2002
                 H. J. Markley

                 /s/ M. P. ORR
     --------------------------------------       Director                       April 23, 2002
                 Michael P. Orr

               /s/ STEPHEN PULLIN
     --------------------------------------       Director                       April 23, 2002
                 Stephen Pullin

               /s/ JON D. VOLKERT
     --------------------------------------       Director and President         April 23, 2002
                 Jon D. Volkert

                                 EXHIBIT INDEX

       EXHIBIT
---------------------
         1.1            Proposed forms of terms agreement and underwriting agreement basic provisions for Debt Securities (Exhibit 1 to
                        registration statement on Form S-3 no. 33-46514*)

         1.2            Proposed forms of terms agreement and underwriting agreement basic provisions for Preferred Stock (Exhibit 1.2 to
                        registration statement on Form S-3 no. 33-65088*)

         1.3            Proposed form of distribution agreement among John Deere
                        Capital Corporation, Merrill Lynch Pierce, Fenner & Smith
                        Incorporated, Banc of America Securities LLC, Banc One
                        Capital Markets, Inc., BNP Paribas Securities Corp., Credit
                        Suisse First Boston Corporation, Deutsche Bank Securities
                        Inc. (formerly Deutsche Banc Alex. Brown Inc.), J.P. Morgan
                        Securities Inc. and Salomon Smith Barney Inc. (Exhibit 1.1
                        to Form 8-K of registrant dated July 10, 2001; file no.
                        1-6458*)

         4.1            Senior indenture dated March 15, 1997 between the registrant and JPMorgan Chase Bank (formerly The Chase Manhattan Bank)
                        (Exhibit 4.1 to registration statement on Form S-3 no.
                        333-68355*)

         4.2 Proposed form of senior fixed rate redeemable or non-redeemable note (Exhibit 4.2 to registration statement on Form S-3 no. 33-46514*)

         4.3            Subordinated indenture dated March 15, 1997 between the
                        registrant and Bank One Trust Company, National Association
                        (a successor in interest to The First National Bank of
                        Chicago) (Exhibit 4.3 to registration statement on Form S-3
                        no. 333-68355*)

         4.4 Proposed form of subordinated fixed rate redeemable or non-redeemable note (Exhibit 4.4 to registration statement on Form S-3 no. 33-46514*)

         4.5            Proposed form of debt warrant agreement (including proposed form of debt warrant certificate) (Exhibit 4.6 to
                        registration statement on Form S-3 no. 33-34475*)

         4.6            Proposed form of senior fixed rate medium-term note
                        (Exhibit 4.1 to Form 8-K of registrant dated July 10, 2001;
                        file no. 1-6458*)

         4.7            Proposed form of senior floating rate medium-term note
                        (Exhibit 4.2 to Form 8-K of registrant dated July 10, 2001;
                        file no. 1-6458*)

         4.8            Proposed form of subordinated fixed rate medium-term note
                        (Exhibit 4.3 to Form 8-K of registrant dated July 10, 2001;
                        file no. 1-6458*)

         4.9            Proposed form of subordinated floating rate medium-term note
                        (Exhibit 4.4 to Form 8-K of registrant dated July 10, 2001;
                        file no. 1-6458*)

         5              Opinion of Shearman & Sterling

         8 Tax Opinion of Shearman & Sterling with respect to medium-term note prospectus supplement

        12              John Deere Capital Corporation and Subsidiaries--Computation
                        of Ratio of Earnings Before Fixed Charges to Fixed Charges
                        (Exhibit 12 to Form 10-Q of registrant for the quarter ended
                        January 31, 2002; file no. 1-6458*)

        23.1            Consent of Deloitte & Touche LLP

        23.2 Consent of Shearman & Sterling (included in their opinion filed as Exhibit 5)

        23.3 Consent of Shearman & Sterling (included in their opinion filed as Exhibit 8)

        24              Power of Attorney (included on signature page)

        25.1 Statement of eligibility of JPMorgan Chase Bank under the Trust Indenture Act of 1939 on form T-1 relating to the senior indenture

       EXHIBIT
---------------------
        25.2            Statement of eligibility of Bank One Trust Company, National
                        Association under the Trust Indenture Act of 1939 on form
                        T-1 relating to the subordinated indenture

        99              None

------------------------

*   Incorporated by reference.